EXHIBIT 99.2
                                                                   ------------

                                  NEWS RELEASE

FOR IMMEDIATE RELEASE
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                    SUBURBAN PROPANE PARTNERS, L.P. ANNOUNCES
                        PRIVATE OFFERING OF SENIOR NOTES

WHIPPANY, N.J., December 8, 2003 -- Suburban Propane Partners, L.P. (NYSE:SPH), a marketer of propane gas and related products and services nationwide, today announced that it proposes to offer $150 million of senior unsecured notes due 2013 in a private placement to eligible purchasers. The offering is expected to be eligible for resale under Rule 144A and Regulation S. The private placement, which is subject to market and other conditions, will be made only to qualified institutional buyers within the United States and non-U.S. investors outside the United States.

Suburban Propane Partners, L.P. intends to use the net proceeds of the offering to finance a portion of the recently announced acquisition of substantially all of the assets of Agway Energy Products, LLC, Agway Energy Services, Inc., and Agway Energy Services PA, Inc. The Partnership will not receive the proceeds of the debt offering if the acquisition does not close by a specified date. The notes have not been registered under the Securities Act of 1933 or applicable state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. This press release shall not constitute an offer to sell or a solicitation of an offer to buy the notes nor shall there be any sale of notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

Suburban Propane Partners, L.P. is a publicly traded Master Limited Partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, it has been in the customer service business since 1928. The Partnership serves approximately 750,000 residential, commercial, industrial and agricultural customers through 320 customer service centers in 40 states.

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Company contact:  Robert M. Plante
                  Vice President and Chief Financial Officer
                  (973) 503-9252